Exhibit 99.1

Concierge Technologies Introduces Marygold & Co.,

New Mobile Fintech Banking Services App

- Web and Mobile Platform

to Help Consumers Better Manage Money, Lifestyle -

San Clemente, Calif., February 26, 2020 – Concierge Technologies, Inc. (OTCQB: CNCG), a diversified global holding company, today announced the formation of Marygold & Co., a new operating subsidiary that offers individuals and their families a secure way to send, receive, spend and save through its mobile platform.

Coming soon on both the Apple Play and Google Play stores as a pre-launch, wait-list beta version, the Marygold & Co. debit card and mobile app provides an FDIC-insured, digital alternative to traditional banking, empowering clients to take control of their finances anytime, anywhere, with no minimums, no credit checks and the ability to pay anyone in the U.S. immediately with an email address or mobile phone number. Consumers may sign-up now at www.marygoldandco.com for the U.S. beta launch, expected in summer of 2020, when accounts will begin to issue.

“Marygold & Co. represents a new fintech offering, built to bring what we believe to be the best-of-class mobile banking, savings and payment tools together in one customizable app to help consumers meet their unique banking objectives,” said Chad Butler, Marygold & Co. president, who has more than 20 years of financial services experience across various specialties, including bank cards, payment processing and program management.

“We are enabling people to better organize their financial lives with our fintech solution, which gives clients full autonomy over how, where and when they make financial transactions, and provides freedom, flexibility and peace of mind when sending or receiving funds. We believe that one of most distinguishing characteristics and client benefits is that unlike others, Marygold &. Co. pays interest on deposits, combining the best of all worlds in one easy to use mobile app and debit card,” Butler added.

Challenger banks such as Revolut, Monzo and N26 have become the standard in European countries. Across the United States, challenger banks such as Chime and Simple are springing up as banking deposit and spending alternatives, while others like Acorns and Robinhood focus on more savings and investment support. Additionally, payment platforms, including Venmo, Paypal and Zelle, have also become everyday means to send money via their specific channels.

“Today’s news builds upon Concierge Technologies’ roadmap to expand its financial services business, led by USCF Investments, our company’s largest holding,” said Nicholas Gerber, chairman and CEO, Concierge Technologies. “We are very excited at the opportunity of expanding into fintech, as the market potential for safe and secure mobile banking continues to grow among consumers.”

Marygold & Co. is now accepting wait-list applicants for its zero-fee debit card and connected customizable savings accounts called Money Pools.  High APY% is paid on all deposits to connected spending and savings accounts with no minimum balance requirements. The card is available for use anywhere Mastercard is accepted worldwide and can be used at nationwide network of no fee ATM’s.

Marygold & Co is offering a free debit and associated savings account with no monthly maintenance fee, a $0 minimum balance requirement to open the account, and is FDIC-insured up to the maximum allowed. Minimum amount to open account is $0.00. Annual Percentage Yield (APY) accurate as of February 7, 2020 is 0.875% of debit spending accounts and 1.40% of money pool savings accounts.  Rate is annual and monthly payments will be prorated based on number days in the month.  Rate applies to balances of $0.01 or more. Rates may change after account is opened. Fees may reduce earnings.

Among other notable Marygold & Co. benefits are the ability:

§	to receive paychecks up to two days early by setting up direct deposit;

§

to instantly send money to anyone in the U.S. with a mobile phone number or email address; recipients can choose how they wish to receive funds, regardless of their bank, with real-time direct to debit deposit options;

§

to create customized, high APY%-earning money pool savings accounts with automated funding and goal mapping to support saving for life’s notable events, such as a wedding or house down payment, or daily activities;

§	to split payments to two people, as well as to activate the platform’s location-based security feature to block any transactions made in a different area from the cardholder’s current position;

§	to turn off swipe payments, set up custom restrictions and instantly freeze and unfreeze accounts within the app if a card is lost or stolen.

The Marygold & Co. app will introduce native tap-and-pay capability for Android phones, as well as compatibility with Apple Pay, Google Pay and Samsung Pay, allowing consumers to seamlessly make purchases with their mobile phones that are secured with a 256-bit encryption, and providing optimal protection of personal and financial data. Future releases will support group and social events, including fund raisers, gifts and charity contributions.

Marygold & Co. bank accounts and debit cards are provided by Radius Bank, (pursuant to license from Mastercard International), with deposits insured up to the allowable limit.

About Marygold & Co.

Launching in 2020, Marygold & Co. is bringing private banking solutions previously limited to the wealthy directly into the hands of everyday consumers, with no credit-checks and no minimum balances. Learn more about the company’s Mastercard debit card and fintech app solution by visiting www.marygoldandco.com.

About Concierge Technologies

Concierge Technologies is a diversified global holding firm with operating subsidiaries in financial services, beauty products, food manufacturing and security systems. Offices and manufacturing operations are in the U.S., New Zealand and Canada. For more information, visit

www.conciergetechnology.net.

Forward-Looking Statements

This press release may contain "forward-looking statements" that include information relating to Concierge Technologies’ and its subsidiaries’ future events and future financial and operating performance. Such forward-looking statements, including, but not limited to, the timing of the launch of Marygold & Co., should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, and more detailed information about the individual operating entities, please refer to the Company's Securities and Exchange Commission filings, which are available on the Company’s website, (http://www.conciergetechnology.net), or at www.sec.gov.

Media and investors, for more Information, contact:
Roger S. Pondel PondelWilkinson Inc. 310-279-5980 rpondel@pondel.com